Exhibit (a)(5)(cxi)

ENDORSED
FILED
ALAMEDA COUNTY
FEB 25 2004
CLERK OF THE COURT
By

FOLGER LEVIN & KAHN LLP

Michael A. Kahn (SB# 057432)

Gregory D. Call (SB# 120483)

Jonathan K. Sobel (SB# 148059)

Michael F. Kelleher (SB# 165493)

Embarcadero Center West

275 Battery Street, 23rd Floor

San Francisco, CA 94111

Telephone: (415) 986-2800

Facsimile: (415) 986-2827

CLEARY, GOTTLIEB, STEEN & HAMILTON

Max Gitter (pro hac vice)

Mitchell A. Lowenthal (pro hac vice)

Christopher H. Lunding (pro hac vice)

One Liberty Plaza

New York, NY 10004

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

MANDELL MENKES & SURKDYK LLC

Steven P. Mandell (pro hac vice)

Stephen J. Rosenfeld (pro hac vice)

333 W. Wacker Drive, Suite 300

Chicago, Illinois 60606

Telephone: (312) 251-1000

Facsimile: (312) 251-1010

Attorneys for Plaintiffs PEOPLESOFT, INC. and

J.D. EDWARDS & COMPANY

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

PEOPLESOFT, INC., a Delaware corporation, and J.D. EDWARDS & COMPANY., a Delaware corporation	Case No. RG03101434
Plaintiffs,	ORDER DENYING DEFENDANTS’ MOTION TO STRIKE PORTIONS OF PLAINTIFFS’ SECOND AMENDED COMPLAINT
v.
ORACLE CORPORATION, a Delaware corporation, PEPPER ACQUISITION CORP., a Delaware corporation, and DOES 1-100, inclusive,	Date:	February 25, 2004
	Time:	3:00 p.m.
	Dept.:	22
	Judge:	Hon. Ronald M. Sabraw
Defendants.

FOLGER LEVIN & KAHN LLP ATTORNEYS AT LAW	ORDER DENYING DEFENDANTS’ MOTION TO STRIKE PORTIONS OF PLAINTIFFS’ SECOND AMENDED COMPLAINT: CASE NO. RG03101434

Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint filed by Oracle Corporation and Pepper Acquisition Corp. (collectively, “Oracle”) was set for hearing on February 25, 2004 at 3:00 p.m. in Department 22 before the Honorable Ronald M. Sabraw.

After full consideration of the moving, opposition, and reply papers, the authorities submitted by counsel, all matters that were requested to be judicially noticed, and counsels’ oral arguments, and good cause appearing therefore,

IT IS HEREBY ORDERED THAT:

The tentative ruling is hereby adopted and affirmed: Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint is DENIED. (The tentative ruling is incorporated as if set forth in full herein, and a copy of which is attached hereto as Exhibit A.)

Dated: February 25, 2004	RONALD M. SABRAW

Hon. Ronald M. Sabraw

FOLGER LEVIN & KAHN LLP ATTORNEYS AT LAW	-1-
ORDER DENYING DEFENDANTS’ MOTION TO STRIKE PORTIONS OF PLAINTIFFS’ SECOND AMENDED COMPLAINT: CASE NO. RG03101434

EXHIBIT A

PeopleSoft v. Oracle

RG03-101434

2/25/04

Demurrer of Oracle to Second Amended Complaint

Motion of Oracle to strike portions of Second Amended Complaint

TENTATIVE DECISION – MOTION TO STRIKE

Motion of Oracle to strike portions of Second Amended Complaint is DENIED.

The Court may lawfully provide the relief sought by Plaintiff. The Court has broad authority under Business and Professions Code 17203 and 17535 to determine an appropriate remedy. ABC Internal. Traders, Inc. v. Matsushita Electric Corp. (1997) 14 Cal. 4th 1247, 1270 (Legislature provided the “courts with broad equitable powers to remedy violations under section 17203,”); Brockey v. Moore (2003) 107 Cal. App. 4th 86,102- (Stating that section 17203 “allows trial courts great latitude in protecting the public and making the victims of unfair competition whole,” and affirming wide ranging injunctive relief.); Consumers Union of U.S., Inc. v. Alta-Dena Certified Dairy (1992) 4 Cal. App. 4th 963,872 (“Both the unfair competition law and the false advertising act contain broad remedial provisions which authorize the courts to correct violations. The remedial power granted under these sections is extraordinarily broad. Probably because false advertising and unfair business practices can take many forms, the Legislature has given the courts the power, to fashion remedies to prevent their “use or employment” in whatever context they may occur.”).

The Court has the discretion to provide the relief sought by Plaintiff. How the Court will exercise that discretion will depend on the facts of the case and whether the relief sought would serve to remedy any proven unlawful, unfair, or fraudulent business practice. It is simply too early in the case for the Court to limit its options for providing relief. This is not a case such as Diaz v. Kay-Dix Ranch (1970) 9 Cal.App.3d 588, where the Court found that even if the plaintiffs could prove their claims the court would not provide the injunctive relief sought because of the burdens on defendants and the Court and the availability and comparative efficacy of federal enforcement.

The Court notes that although there is no published case holding that California courts may enjoin tender offers, Delaware law suggests that state courts of equity can enjoin tender offers because of violations of state law. Eisenberg v. Chicago Milwaukee Corp. (1987) 537 A.2d 1051 (granting preliminary injunction against self tender due to violation of state law); AC Acquisitions Corp, v. Anderson, Clayton & Co. (1986) 519 A.2d 103 (granting preliminary injunction against self tender due to violation of state law).